Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
US ELEMENTAL INC.

ARTICLE I

The name of the corporation is US Elemental Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 850 New Burton Road, Suite 201, Dover, County of Kent, Delaware 19904. The name of its registered agent at that address is Cogency Global Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

ARTICLE IV

The Incorporator of the Corporation is Haley Chapa. The address of the Incorporator is:

c/o Perkins Coie LLP

500 N. Akard Street Suite 3300

Dallas, TX 75201-3347

ARTICLE V

The Corporation is authorized to issue 1,000 shares of capital stock in the aggregate. The capital stock of the Corporation consists of a single class, designated “Common Stock,” with a par value of $0.0001 per share.

ARTICLE VI

To the fullest extent permitted by the DGCL, a director or officer of the Corporation will not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is hereafter amended to authorize, with or without the approval of the Corporation’s stockholders, further reductions in the liability of the Corporation’s directors or officers for breach of fiduciary duty, then a director or officer of the Corporation will not be liable for any such breach to the fullest extent permitted by the DGCL.

Any repeal or modification of any of the foregoing provisions of this Article VI, by amendment of this Article VI or by operation of law, will not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification. Solely for purposes of this Article VI, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL.

ARTICLE VII

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification or advancement of expenses), through bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

Any amendment, repeal or modification of any of the foregoing provisions of this Article VII will not (a) adversely affect any right or protection of a director, officer, employee or other agent of the Corporation or any such other person existing at the time of such amendment, repeal or modification, or (b) increase the liability of any such director, officer, employee, agent or other person with respect to any acts or omissions thereof occurring prior to, such amendment, repeal or modification.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation (the “Bylaws”) without any action on the part of the stockholders.

ARTICLE IX

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws.

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The undersigned hereby further declares and certifies that the facts set forth in the foregoing certificate are true and correct to the knowledge of the undersigned, and that this certificate is the act and deed of the undersigned.

Executed as of March 3, 2026.

By:	/s/ Haley Chapa
Name:	Haley Chapa
Title:	Sole Incorporator

[Signature Page – Certificate of Incorporation]